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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            WAXMAN INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            WAXMAN INDUSTRIES, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................
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

                                  Waxman Logo
                            WAXMAN INDUSTRIES, INC.

                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 1, 1998
                               ------------------

To Our Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Waxman Industries, Inc. (the "Company") will be held at the offices of the Company, 24460 Aurora Road, Bedford Heights, Ohio on December 1, 1998 at 11:00 a.m. Cleveland time to consider and act on the following matters:

          1. The election of seven directors of the Company to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. The ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

          3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The foregoing matters are described in more detail in the Proxy Statement, which follows.

     The Board of Directors has fixed the close of business on October 13, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Common Stock and Class B Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 is enclosed herewith.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

                                            By Order of the Board of Directors

                                        /s/ Kenneth Robins
                                            KENNETH ROBINS, Secretary

October 16, 1998

                                  Waxman Logo
                            WAXMAN INDUSTRIES, INC.

                                PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 1, 1998

                               ------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Waxman Industries, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 11:00 a.m., Cleveland time, on Tuesday, December 1, 1998, at the offices of the Company. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted for (i) the election of the seven nominees for directors and (ii) the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 16, 1998.

     Stockholders of record at the close of business on October 13, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On that date, there were outstanding 9,908,276 shares of common stock, $.01 par value per share, of the Company ("Common Stock"), and 2,148,271 shares of Class B common stock, $.0l par value per share, of the Company ("Class B Common Stock"). Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, and each share of Class B Common Stock is entitled to ten votes on all matters to come before the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matters. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals, will only be counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore will have no effect on the vote. The Company currently has no class of voting securities outstanding other than Common Stock and Class B Common Stock.

     Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

                             COMMON STOCK OWNERSHIP

CAPITAL STOCK

     The following table sets forth, as of September 22, 1998 (except as noted in footnotes 8, 9 and 10 below), the number of shares of Common Stock beneficially owned by each director, director nominee and executive officers named in "Summary Compensation Table", by the directors and executive officers of the Company as a group and by each holder of at least five percent of Common Stock known to the Company, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin and Armond Waxman is the executive office of the Company.

                                    NUMBER OF SHARES         PERCENTAGE
                                   BENEFICIALLY OWNED        OWNERSHIP
                                  ---------------------   ----------------
                                               CLASS B             CLASS B    PERCENTAGE
            NAME AND               COMMON      COMMON     COMMON   COMMON    OF AGGREGATE
        BENEFICIAL OWNER            STOCK       STOCK     STOCK     STOCK    VOTING POWER
        ----------------          ---------   ---------   ------   -------   ------------
Melvin Waxman(1)................  1,130,300   1,011,932    11.1%    47.1%        35.5%
Armond Waxman(2)................  1,030,882     770,282    10.1     35.9         27.6
Laurence S. Waxman(3)...........    169,775      55,252     1.7      2.6          2.3
Sheldon G. Adelman..............     50,000          --       *       --            *
William Pray(4).................    116,875          --     1.2       --            *
Irving Friedman(5)..............     25,000          --       *       --            *
Samuel J. Krasney(6)............     46,750       6,750       *        *            *
Judy Robins(7)..................    109,750      75,250     1.1      3.5          2.7
Directors and officers as a
  group (9 individuals).........  2,685,582   1,919,466    24.9     89.3         67.8
Monarch Management Group,
     Ltd.(8)....................  1,228,200          --    12.4       --          3.9
  767 Fifth Avenue
  New York, NY 10153
Mitchell & Henry Inc.(9)........    652,300          --     6.6       --          2.1
  P.O. Box 31,
  Lake Placid, NY 12946
Credit Suisse First Boston,
     Inc.(10)...................    550,000          --     5.6       --          1.8
  11 Madison Avenue
  New York, NY 10010

---------------

    * less than 1%

 (1) Includes 300,000 shares of Common Stock subject to options granted to Mr. Melvin Waxman pursuant to the Company's 1992 Non-Qualified and Incentive Stock Option Plan (the "1992 Stock Option Plan") and 100 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 200,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have not vested.

 (2) Includes 300,000 shares of Common Stock subject to options granted to Mr. Armond Waxman pursuant to the 1992 Stock Option Plan and 100 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 200,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have not vested.

 (3) Includes 95,000 shares of Common Stock subject to options granted to Mr. Laurence Waxman pursuant to the 1992 Stock Option Plan and 27,100 shares of Common Stock for which Mr. Waxman is custodian to his minor children. Does not include 100,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have not vested.

 (4) Includes 91,875 shares of Common Stock subject to options granted to Mr. Pray pursuant to the 1992 Stock Option Plan.

 (5) Includes 20,000 shares of Common Stock subject to options granted to Mr. Friedman pursuant to the 1994 Non-Employee Directors Stock Option Plan (the "1994 Directors Plan") and 5,000 shares of Common Stock granted to Mr. Friedman pursuant to the 1996 Non-Employee Directors' Restricted Share Plan (the "1996 Directors Plan").

 (6) Includes 20,000 shares of Common Stock subject to options granted to Mr. Krasney pursuant to the 1994 Directors Plan, 4,500 shares of Common Stock and 4,500 shares of the Class B Common Stock owned by Mr. Krasney's wife, as to which shares Mr. Krasney disclaims beneficial ownership, and 20,000 shares of Common Stock granted to Mr. Krasney pursuant to the 1996 Directors Plan.

 (7) Includes 20,000 and 10,000 shares of Common Stock subject to options granted to Mrs. Robins as director and her spouse, pursuant to the 1994 Directors Plan, as Corporate Secretary of the Company, respectively, and 15,000 shares of Common Stock granted to Mrs. Robins pursuant to the 1996 Directors Plan.

 (8) The information set forth in the table with respect to Monarch Management Group, Ltd. was obtained from information provided to the Company by Monarch Management Group, Ltd. reflecting its beneficial ownership as of July 31, 1998.

 (9) The information set forth in the table with respect to Mitchell & Henry Inc. was obtained from information provided to the Company by Mitchell & Henry Inc., reflecting its beneficial ownership as of July 31, 1998.

(10) The information set forth in the table with respect to Credit Suisse First Boston, Inc. was obtained from a Statement on Schedule 13G, dated February l3, 1998, filed with the Securities and Exchange Commission. Such Statement reflects Credit Suisse First Boston, Inc.'s beneficial ownership as of December 31, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any officer, director or beneficial owner of more than 10% of the Company's equity securities who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company by such officers, directors and beneficial owners of more than 10% of the Company's equity securities, the Company believes that during the fiscal year ended June 30, 1998, there was compliance with all such filing requirements.

                                       I.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Company is currently seven. Management recommends that seven directors be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the seven nominees for director set forth below. If, for any reason, any nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons as the case may be, as a management nominee, or to reduce the number of management nominees to such extent as they shall deem advisable. The

Company is not aware of any reason why any nominee should become unavailable for election, or if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominees. All of the nominees, except for Sheldon Adelman, are currently directors of the Company. Armond and Melvin Waxman are brothers, Judy Robins is their sister and Laurence Waxman is Melvin Waxman's son.

           NAME, AGE AND OTHER
        POSITIONS WITH THE COMPANY                            BUSINESS EXPERIENCE
        --------------------------                            -------------------
Melvin Waxman, 64                           Mr. Melvin Waxman has been a Chief Executive Officer of
  Chairman of the Board and Co-Chief        the Company for over 20 years, a director of the Company
  Executive Officer                         since 1962 and Chairman of the Board of the Company
                                            since August 1976 (Co-Chairman from June 1995 to April
                                            1996). Mr. Waxman is the Chairman of the Board of
                                            Barnett Inc. ("Barnett").

Armond Waxman, 59                           Mr. Armond Waxman has been the President and Treasurer
  President, Co-Chief Executive Officer     of the Company since August 1976 and Co-Chief Executive
  and Director                              Officer since June 1995. Mr. Waxman has been a director
                                            of the Company since 1962. Mr. Waxman is the
                                            Vice-Chairman of the Board of Barnett.

Laurence S. Waxman, 41                      Mr. Laurence Waxman was elected Senior Vice President of
  Senior Vice President and Director        the Company in November 1993 and is also President of
                                            Waxman Consumer Products Group, Inc. ("Consumer
                                            Products"), a wholly-owned subsidiary of the Company, a
                                            position he has held since 1988. Mr. Waxman joined the
                                            Company in 1981. Mr. Waxman was appointed to the board
                                            of directors of the Company in July 1996.

William R. Pray, 51                         Mr. Pray is the President, Chief Executive Officer and a
  Director                                  director of Barnett. Mr. Pray joined Barnett in 1979 as
                                            Vice President of sales and marketing and has served as
                                            President of Barnett since 1987. Mr. Pray was the Chief
                                            Operating Officer of the Company from June 1995 to April
                                            1996 and served as Senior Vice President of the Company
                                            from February 1991 until June 1995. Upon the
                                            consummation of the initial public offering of Barnett
                                            in April 1996, Mr. Pray resigned from his position as an
                                            officer of the Company, but remains a director.

Sheldon G. Adelman, 56                      Mr. Adelman is a nominee for director of the Company.
  Director Nominee                          Mr. Adelman is the principal of Adelman Capital LLC, a
                                            private investment firm. From 1996 to 1997, Mr. Adelman
                                            was the Vice-Chairman and director of Quaker State
                                            Corporation and Chief Executive Officer of their
                                            consumer products group. Mr. Adelman was the Chairman of
                                            the Board and Chief Executive Officer of Blue Coral,
                                            Inc., a multi-divisional, commercial and consumer
                                            products manufacturer with worldwide sales to the
                                            automotive aftermarket from 1974 until its merger with
                                            Quaker State Corporation in June 1996. Mr. Adelman
                                            serves on the Board of Directors of Phoenix Dye Works,
                                            Barnett and Cooperative Resources. He also is active in
                                            many civic organizations.

           NAME, AGE AND OTHER
        POSITIONS WITH THE COMPANY                            BUSINESS EXPERIENCE
        --------------------------                            -------------------
Irving Z. Friedman, 66                      Mr. Friedman has been a director of the Company since
  Director                                  1989. Mr. Friedman has been a certified public
                                            accountant with the firm of Krasney Polk Friedman &
                                            Fishman for more than the past five years.

Judy Robins, 49                             Mrs. Robins has been a director of the Company since
  Director                                  1980. Mrs. Robins has owned and operated an interior
                                            design business for more than the past five years. Mrs.
                                            Robins is the sister of Messrs. Melvin and Armond Waxman
                                            and the wife of the Secretary of the Company.

                       INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held four meetings during the fiscal year ended June 30, 1998 and on numerous occasions took action by unanimous written consent. The Company has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. Messrs. Melvin and Armond Waxman and Samuel Krasney (a current director of the Company who is not standing for reelection) serve on the Executive Committee, Messrs. Friedman and Krasney serve on the Audit Committee and the Stock Option Committee and Mrs. Robins and Messrs. Krasney and Friedman serve on the Compensation Committee. The Company does not have a nominating committee. It is currently contemplated that Mr. Adelman will replace Mr. Krasney on the committees on which Mr. Krasney serves.

AUDIT COMMITTEE

     The Audit Committee acts as a liaison between the Company's independent auditors and the Board of Directors, reviews the scope of the annual audit and the management letter associated therewith, reviews the Company's annual and quarterly financial statements and reviews the sufficiency of the Company's internal accounting controls. The Audit Committee held one meeting during fiscal 1998.

COMPENSATION COMMITTEE

     The Compensation Committee determines the salaries and bonuses of Messrs. Melvin and Armond Waxman (members of the Board of Directors who are also officers of the Company). Although the Compensation Committee held no meetings during fiscal 1998, on several occasions it took action by unanimous written consent.

STOCK OPTION COMMITTEE

     The Stock Option Committee administers both the 1992 Stock Option Plan and the Employee Stock Purchase Plan of the Company. The Stock Option Committee held no meetings during fiscal 1998; however, on several occasions it took action by unanimous written consent.

DIRECTOR REMUNERATION

     Each director who is not an employee of the Company received a fee of $3,000 per fiscal quarter for services as a director during fiscal 1998 plus a fee of $1,000 plus traveling expenses for each board meeting he or she attended. In addition, each director who is not an employee of the Company is automatically granted 5,000 shares of restricted Common Stock for each five full years of service such director served on the Board of Directors pursuant to the 1996 Directors Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid for services rendered during fiscal 1998 to the Co-Chief Executive Officers and the two other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                    -----------------------------
                                          ANNUAL COMPENSATION(1)      SECURITIES      ALL OTHER
       NAME AND PRINCIPAL                 -----------------------     UNDERLYING     COMPENSATION
            POSITION               YEAR   SALARY($)   BONUS($)(2)   OPTIONS/SAR(#)      ($)(3)
       ------------------          ----   ---------   -----------   --------------   ------------
Melvin Waxman                      1998    300,000      250,000             --         107,500
Chairman of the Board and          1997    300,000      500,000             --          91,129
Co-Chief Executive Officer         1996    300,000      250,000        200,000(4)       90,961

Armond Waxman                      1998    350,000      392,000             --         172,033
President and                      1997    350,000      550,000             --         149,066
Co-Chief Executive Officer         1996    350,000      400,000        200,000(4)       73,834

Laurence S. Waxman                 1998    201,510       50,000         42,500          24,559
Senior Vice President              1997    196,962      150,000        100,000(5)       12,551
                                   1996    189,098       50,000         50,000          12,549

Mark W. Wester(6)                  1998    117,423       27,500         15,000             801
Vice President--Finance and        1997     72,673       80,000         25,000              --
Chief Financial Officer

---------------

(1) Certain executive officers received compensation in fiscal 1996, 1997 and 1998 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) The executive officers named in the Summary Compensation Table received their bonuses under the Company's Profit Incentive Plan. Messrs. Armond and Melvin Waxman received their bonuses at the discretion of the Board of Directors. In addition, Mr. Armond Waxman received a discretionary bonus during fiscal 1998 equal to $142,000.

(3) Unless otherwise noted, amounts principally represent premiums on split-dollar life insurance policies.

(4) On March 29, 1996, each of Messrs. Melvin and Armond Waxman were awarded a stock appreciation right ("SAR") with respect to 200,000 shares of the Common Stock of the Company. Each SAR vests in whole three years after the date of grant but not prior thereto, except in certain limited circumstances.

(5) On September 27, 1996, Mr. Laurence Waxman was awarded an SAR with respect to 100,000 shares of Common Stock. The SAR vests in whole three years after the date of grant but not prior thereto, except in certain limited circumstances.

(6) Mr. Wester became an employee of the Company in October 1996 and had provided consulting services from May 1996 to October 1996.

EMPLOYMENT AGREEMENTS

     Mr. Laurence Waxman entered into an employment agreement with Consumer Products, which became effective as of November 1, 1994 and terminates on October 31, 1999. Pursuant to such employment agreement, Mr. Laurence Waxman is to serve as President of Consumer Products, and is also to serve in such further offices or positions with Consumer Products or any subsidiary or affiliate of Consumer Products as shall, from time to time, be assigned by the Board of Directors of Consumer Products. Mr. Laurence Waxman's employment agreement provides for an annual salary of $200,000 for the first year of the employment agreement and provides that for each year thereafter the annual salary will be increased by six percent of the prior year's salary. Additional increases in salary and the granting of bonuses to Mr. Laurence Waxman will be determined by Consumer Products, in its sole discretion, based on such individual's performance and contributions to the success of Consumer Products, his responsibilities and duties and the salaries of other senior executives of Consumer Products. A bonus in the amount of $65,000, $50,000 and $50,000 was granted to Mr. Laurence Waxman in fiscal 1998, 1997 and 1996, respectively. During fiscal 1996, Mr. Waxman agreed to temporarily reduce his annual salary in an effort to support the Company's cost containment efforts. In July 1996, Mr. Waxman's base salary returned to $200,000 per annum. The employment agreement provides that upon termination of employment by Mr. Laurence Waxman for good reason (as defined therein) or by the Company for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Laurence Waxman will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Laurence Waxman from competing with the Company or Consumer Products during the term of the agreement and for two years following the termination thereof.

STOCK OPTION GRANTS

     The following table sets forth the information noted for all grants of stock options made by the Company during fiscal 1998 to each of the executive officers named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                                                                                        AT ASSUMED
                                               INDIVIDUAL GRANTS                      ANNUAL RATES OF
                            -------------------------------------------------------     STOCK PRICE
                                             % OF TOTAL                                APPRECIATION
                                              OPTIONS                                   FOR OPTION
                               OPTIONS       GRANTED TO    EXERCISE                       TERM(1)
                               GRANTED      EMPLOYEES IN    PRICE      EXPIRATION    -----------------
           NAME                  (#)        FISCAL YEAR     ($/SH)        DATE       5% ($)    10% ($)
           ----                -------      ------------   --------    ----------    ------    -------
Laurence S. Waxman........      42,500         15.74%      4.0625     March 5, 2008  115,076   285,510
Mark W. Wester............      15,000          5.56%      4.0625     March 5, 2008   40,615   100,768

---------------

(1) The potential realizable values represent future opportunity and have not been reduced to present value in 1998 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

STOCK OPTION AND SAR EXERCISES

     The following tables set forth information with respect to (i) the number of unexercised options and SARs held by each of the Executive Officers named in the Summary Compensation Table who held options and/or SARs as of June 30, 1998 and (ii) the value of unexercised in-the-money options and SARs held by such persons as of June 30, 1998:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                        VALUE OF UNEXERCISED
                                                                                        IN-THE-MONEY OPTIONS
                                                                                        AT FISCAL YEAR-END($)
                            SHARES                    NUMBER OF UNEXERCISED OPTIONS   -------------------------
                          ACQUIRED ON      VALUE          AT FISCAL YEAR END(#)                         NOT
          NAME            EXERCISE(#)   REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE   EXERCISABLE
          ----            -----------   -----------   -----------------------------   -----------   -----------
OPTIONS:
Melvin Waxman...........      --            --               300,000/  None             356,250          None
Armond Waxman...........      --            --               300,000/  None             356,250          None
Laurence Waxman.........      --            --                95,000/105,000            130,430        63,281
Mark Wester.............      --            --                 6,250/ 33,750                391         1,172

                                                                                        VALUE OF UNEXERCISED
                                                                                        IN-THE MONEY SAR'S AT
                                                                                         FISCAL YEAR-END($)
                             VALUE                     NUMBER OF UNEXERCISED SARS     -------------------------
                          ACQUIRED ON      VALUE          AT FISCAL YEAR END(#)                         NOT
          NAME            EXERCISE(#)   REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE   EXERCISABLE
          ----            -----------   -----------   -----------------------------   -----------   -----------
SAR'S:(1)
Melvin Waxman...........      --            --                  None/200,000               None        75,000
Armond Waxman...........      --            --                  None/200,000               None        75,000
Laurence Waxman.........      --            --                  None/100,000               None        37,500

---------------

(1) On March 29,1996, each of Messrs. Melvin and Armond Waxman was awarded an SAR with respect to 200,000 shares, and on September 27,1996, Laurence S. Waxman was awarded a SAR with respect to 100,000 shares of the Common Stock of the Company. Each SAR vests in whole three years after the date of grant but not prior thereto, except in certain limited circumstances.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Company's Co-Chief Executive Officers. The Committee is comprised solely of non-employee directors who are not eligible to participate in any of the executive compensation programs of the Company. The proxy rules require the Committee to disclose the Committee's bases for compensation of executive officers and for compensation reported for Melvin and Armond Waxman, the Co-Chief Executive Officers of the Company, and to discuss the relationship between the Company's performance during fiscal 1998 and compensation.

     The Company's compensation policy reflects its belief that the compensation of its senior executive officers should provide total compensation reasonably comparable and competitive to that offered by similarly situated companies and to align the interests of its executive officers with the long term interests of the Company's stockholders with the grant of equity based awards. The object of these awards is to reinforce and advance the long-term interest of the Company and its stockholders. These awards provide rewards to executives upon the creation of incremental stockholder value and have the potential of providing significant benefit to the executives as the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders.

     Cash compensation of the Co-Chief Executive Officers is established by the Committee. Grants of stock options and other stock based awards for all executive officers and employees, including the Co-Chief Executive Officers, are awarded by the Company's Stock Option Committee. Both members of the Stock Option Committee are also members of the Compensation Committee.

     While competitive practices are taken into account in determining cash compensation, the Committee believes that the most important considerations in setting annual compensation are individual merit, the Company's financial performance and achievement of strategic objectives approved by the Board of Directors. The Committee does not apply any specific quantitative formula in making compensation decisions. The Committee appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors such as contributions of executive officers to the achievement of the Company's strategic goals in a volatile business environment, the managerial effectiveness and teamwork of individual executive officers and the implementation of policies and measures that are intended to benefit the Company's long-term performance.

     The compensation of the Company's Co-Chief Executive Officers has been designed to provide them with a fair salary and to reward them for their efforts towards enhancing the long-term performance of the Company and ultimately increasing stockholder value. The Committee approved the base salary and cash bonuses that were paid to each of them. The salary and bonuses were approved by the Committee in order to compensate Messrs. Waxman for their continuing efforts to redefine the focus of the Company's core businesses, reduce the Company's high degree of leverage and position the Company for a return to profitability.

     In determining each of Messrs. Waxmans' compensation for fiscal 1998, including the bonuses paid to them, the Committee considered Messrs. Waxmans' efforts during fiscal 1998 in the continuous evaluation and pursuit of certain transactions intended to refine the Company's focus on its core businesses, deleverage the Company's capital structure and provide it with greater stability and financial flexibility.

     Specifically, in July 1997, the Company sold substantially all of the assets of the LeRan Gas Products division of WOC for approximately $3.8 million. The proceeds of such sale were used to invest in the Company's businesses and thereby contributed to the reduction of the Company's borrowings under its working capital lines of credit. The Company also consummated a redemption of $9.5 million principal amount of the Company's 11 1/8% Senior Notes due 2001 in August 1997. Such transactions furthered the Company's strategy of reducing its interest expense and leverage. In addition, during fiscal 1998, Messrs. Armond and Melvin Waxman devoted a significant amount of their time exploring potential transactions to further deleverage the Company's capital structure and have been instrumental in such pursuits. The fact that these efforts have not yet resulted in a significant debt reduction does not diminish the value of their efforts.

     Also, during fiscal 1998, Messrs. Armond and Melvin Waxman led the Company's refocus of its core businesses. As a result, sales at U.S. Lock improved by 21.5% and revenues at the Company's foreign sourcing and manufacturing operations improved by 22.4%. Mr. Melvin Waxman spent a significant amount of his time in Taiwan and China, overseeing the Company's Asian operations and new product development efforts. Messrs. Waxman also were integral to the development and implementation of Consumer Products new packaging and merchandising system for plumbing products, which system was well received at the 1998 National Hardware Show in Chicago. Lastly, Messrs. Armond and Melvin Waxman were instrumental in reinvigorating Consumer Products management team, recruiting new management personnel and reorienting their management priorities. The Company believes that this realignment will substantially improve Consumer Products sales, marketing and new product development efforts.

     The Committee believes that each of Messrs. Armond and Melvin Waxman demonstrated a high level of leadership and responsibility during fiscal 1998 in pursuing, evaluating and implementing the aforementioned transactions and iniatives and believe that such efforts will lead to long term value for the Company's stockholders.

     The Committee does not establish the cash compensation levels for the Company's other executive officers. The Board has delegated to the Co-Chief Executive Officers the responsibility for establishing the salaries and bonuses payable to those individuals. However, the grants of stock options and other equity-based compensation are the responsibility of the Stock Option Committee. As a result, the members of the Committee are able to review and have input into the overall levels of compensation provided to executive officers and, in their role as Board members, are in a position to review the performances of those individuals with the Co-Chief Executive Officers.

     Section 162(m) of the Internal Revenue code of 1986, as amended (the "Code"), which was enacted in 1993, generally disallows a tax deduction for compensation paid or accrued in excess of $1 million with respect to the chief executive officer and each officer and each of the four most highly compensated employees of a publicly held corporation. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The 1992 Stock Option Plan and the 1996 Directors Plan comply with these requirements. The Compensation Committee does not believe that the cash compensation to be paid to the Co-Chief Executive

Officers or such other highly paid executive officers will exceed the deduction limit of Section 162(m).

                                          MEMBERS OF THE COMMITTEE:

                                          Samuel J. Krasney
                                          Irving Z. Friedman
                                          Judy Robins

     The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Building Materials Index for the period of five fiscal years commencing with fiscal 1994. The graph assumes $100 invested on July 1, 1993 in the Company and each of the other indices.

                               PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                         WAXMAN                               S&P BUILDING
                                       INDUSTRIES            S&P 500            MATERIALS
1993                                     100.00              100.00              100.00
1994                                      62.96              101.41               91.45
1995                                      37.04              127.84               99.17
1996                                     133.33              161.08              120.08
1997                                     140.74              216.98              154.55
1998                                     111.11              282.42              192.40

     * Total Return Assumes Reinvestment of Dividends

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Judy Robins, a member of the Compensation Committee, owns a 13% equity interest in Aurora Investment Company ("Aurora"). All of the other equity interests in Aurora are owned by Melvin Waxman (34%), Armond Waxman (34%) and members of their and Mrs. Robins' families (19%). Armond and Melvin Waxman are brothers and Judy Robins is their sister. The Company, pursuant to a lease dated June 30, 1992 (the "Lease"), which expires on June 30, 2002 (with an option to renew for one additional term of five years), leases its office and warehouse facility located at 24455 Aurora Road, Bedford Heights, Ohio, from Aurora. The annual rent on the facility, consisting of approximately 125,000 square feet of space, is $314,150, which management believes is competitive with other rates in the area. In July 1998, the Company announced that Consumer Products would relocate its warehouse operations from Bedford Heights, Ohio to Groveport, Ohio in November 1998. Until the termination of its lease in 2002, Consumer Products will continue to use the office area and will sublease the warehouse to Handl-it Inc., a company owned by John S. Peters, a consultant to, and former officer of, the Company, together with certain members of his family and Melvin Waxman. The sublease is on substantially the same terms that the Company could have obtained from an unaffiliated party.

                             CERTAIN RELATIONSHIPS

     The Company and Barnett provide to and receive from each other certain selling, general and administrative services and reimburse each other for out-of-pocket disbursements related to those services. Pursuant to an Intercorporate Agreement (the "Intercorporate Agreement") among the Company, and certain of its subsidiaries, and Barnett, the Company provides certain managerial, administrative and financial services to Barnett and Barnett pays the Company the allocable cost of the salaries and expenses of the Company's employees while they are rendering such services. Barnett also reimburses the Company for actual out-of-pocket disbursements to third parties by the Company required for the provision of such services by the Company. In addition to the services provided by the Company to Barnett pursuant to the Intercorporate Agreement, Barnett also continues to provide certain services to U.S. Lock, an operating division of WOC Inc. These services include the utilization of Barnett's management information systems, financial accounting, order processing and billing and collection services. The Company pays to Barnett the allocable cost of the salaries and expenses of Barnett's employees while they are performing such services. The Company also reimburses Barnett for all actual out-of-pocket disbursements to third parties by Barnett required for the provisions of such services. The net effect of these charges is not material. The arrangements provided in the Intercorporate Agreement may be modified and additional arrangements may be entered into pursuant to a written agreement between Barnett and the Company.

     On July 1,1997, the Company sold substantially all of the business of LeRan Gas Products, a division of WOC Inc. to Barnett. A Special Transaction Committee of the Board, comprised of Messrs. Krasney and Friedman, was appointed to evaluate the transaction. In connection with the Special Transaction Committees evaluation of the contemplated sale, the Company received a fairness opinion from SBK-Brooks Investment Co. which stated that the purchase price received by the Company was fair to the stockholders of the Company from a financial point of view.

     The Company also contracts for certain outside warehousing services under month-to-month agreements with Handl-it Inc., a company owned by John S. Peters, a consultant to, and former officer of, the Company, together with certain members of his family and Melvin Waxman. Rent expense under this arrangement was $30,000 in fiscal 1998. Such agreements are on substantially the same terms that the Company could obtain from an unaffiliated third party.

                                      II.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At the Annual Meeting, the stockholders of the Company will be called upon to ratify the appointment of the independent public accountants of the Company.

     The Company's financial statements for the fiscal year ended June 30, 1998 have been examined by the firm of Arthur Andersen LLP, independent certified public accountants. Arthur Andersen LLP have been the independent certified public accountants of the Company since 1982. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP, Cleveland, Ohio, as independent public accountants of the Company.

                                 ANNUAL REPORT

     The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1998 (without exhibits) (the "Annual Report") is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement. The Company will furnish a copy of any exhibit to the Annual Report, as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to the Chief Financial Officer, Waxman Industries, Inc., 24460 Aurora Road, Bedford Heights, Ohio 44146.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     The Company intends to hold its 1999 annual meeting of stockholders in November or December 1999. In order for a stockholder proposal to be included in next year's proxy statement, it must be received by the Secretary of the Company at its offices, 24460 Aurora Road, Bedford Heights, Ohio 44146, by June 17, 1999 and must otherwise comply with the rules of the Securities Exchange Commission relating to stockholder proposals.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by the Company (including the cost of mailing the proxy material) and are estimated to be $20,000. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock or Class B Common Stock in their names to solicit proxies from the beneficial owners thereof and will pay the standard charges and expenses associated therewith.

                                 OTHER MATTERS

     The Board of Directors and management know of no other matters to be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the best judgment of the person or persons voting the proxies.

     MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS NAMED HEREIN, AND FOR PROPOSAL II (THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP). ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          By Order of the Board of Directors

                                          /s/ Kenneth Robins
                                          KENNETH ROBINS, Secretary
October 16, 1998

PROXY                    WAXMAN INDUSTRIES, INC.                        PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
              ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 1, 1998


The undersigned appoints each of Melvin Waxman and Armond Waxman, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this Proxy Card, all the shares of Common Stock and Class B Common Stock of Waxman Industries, Inc. held of record by the undersigned on October 13, 1998, at the Annual Meeting of Stockholders of Waxman Industries, Inc. to be held on December 1, 1998.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                           WAXMAN INDUSTRIES, INC.


                               DECEMBER 1, 1998




              - Please Detach and Mail in the Envelope Provided-

[X] Please mark your
    votes as in this
    example.

                    FOR all nominees        WITHHOLD
                     listed at right        AUTHORITY
                   (except as marked       to vote for
                 to the contrary below)    all nominees

1. Election of
   Directors              [ ]                  [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


----------------------------------------------


Nominees: Melvin Waxman
          Armond Waxman
          Laurence S. Waxman
          Sheldon G. Adelman
          Irving Z. Friedman
          Judy Robins
          William R. Pray                         FOR    AGAINST  ABSTAIN

2.  Ratification of the appointment of Arthur     [ ]      [ ]      [ ]
    Andersen LLP as independent public
    accountants.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND IN FAVOR OF PROPOSAL II.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


_______________________    ______________________________ DATED____________,1998
SIGNATURE                  SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as names appear hereon. When shares are held by jointly tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please given full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.